CONFIDENTIAL

AGREEMENT
This Agreement (this "Agreement") is made as of this 17th day of November, 2016 by and between Black Box Corporation, a Delaware corporation (the "Corporation"), and Anthony J. Massetti, an individual residing in the State of New Jersey and an executive officer of Black Box (the "Executive").
WITNESSETH:
WHEREAS, Black Box (as defined in Section 1(e) below) desires to employ Executive, and Executive desires to be employed by Black Box, as its Senior Vice President, Chief Financial Officer and Treasurer; and
WHEREAS, Black Box has determined that it is in the best interests of Black Box to enter into an agreement with the Executive providing for certain payments and benefits to the Executive, and the Executive desires to enter into such an Agreement.
NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	Definition of Terms. The following terms when used in this Agreement shall have the meaning hereafter set forth:

(a)
"Affiliate" shall mean, with respect to any person or legal entity, any other person or legal entity controlling, controlled by or under common control with such person or legal entity, which includes any and all direct and indirect subsidiaries of Black Box that employ or have an employment relationship with Executive. For purposes of this Agreement, Black Box and its Affiliates shall be collectively referred to as “Black Box”.

(b)	"Cause for Termination" shall mean:

(i)
the deliberate and intentional failure by the Executive to devote substantially the Executive's entire business time and best efforts to the performance of the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or disability);

or

(ii)	engaging by the Executive in gross misconduct materially and demonstrably injurious to Black Box;
or

(iii)	the conviction .of the Executive of, or the entry of a plea of guilty or Nolo Contendre by the Executive to, a crime involving an act of fraud or embezzlement against Black Box or the conviction of the Executive of, or the entry of a plea of Nolo Contendre by the Executive to, any felony involving moral turpitude;
or

(iv)
the Executive's material breach of Section 4 or Section 8 hereof which continues for ten (10) days after receiving written notice thereof from, Black Box or the Executive's willful failure to comply with instructions of the Board of Directors of Black Box provided that such instructions would not give rise to Good Reason for Termination.

For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "deliberate and intentional" or to constitute gross misconduct unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of Black Box.

(c)
"Change-in-Control" shall mean a change in control of Black Box of such a nature that it would be required to be reported by Black Box in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof ("Exchange Act"); provided, however, that:

(i)
without respect to the foregoing, such a change in control shall be deemed to have occurred if any "person" (as such term is used in sections 13(d) and 14(d)(2) of the Exchange Act) or any "group" (as such term is defined in Rule 13d-5(b) promulgated under the Exchange Act), is or becomes the beneficial owner, directly or indirectly, of securities of Black Box representing twenty percent (20%) or more of the combined voting power of Black Box's then outstanding securities coupled with or followed by the existence of a majority of the board of directors of Black Box consisting of individuals other than individuals who either were directors of Black Box at least one year prior to or were nominated by those individuals who were directors of Black Box at least one year prior to such person or group becoming a beneficial owner, directly or indirectly, of securities of Black Box representing 20% or more of the combined voting power of Black Box's then outstanding securities;

and

(ii)
without respect to the foregoing, if Black Box shall sell all or substantially all of its assets or shall merge, consolidate or reorganize with another company, then such a change in control shall be deemed to have occurred if (x) upon conclusion of the transaction less than fifty-one percent (51%) of the outstanding securities entitled to vote generally in the election of directors of the acquiring company or resulting company are owned by persons who were the stockholders of Black Box generally prior to the transaction and following the transaction a majority of the board of directors of the acquiring company or resulting company consists of individuals other than individuals who either were directors of Black Box at least one year prior to or were nominated by those individuals who were directors of Black Box at least one year prior to such sale, merger, consolidation or reorganization or (y) following the transaction a person or group (as described in subclause (i) above) would be a beneficial owner, directly or indirectly, of securities of the acquiring company or resulting company representing 20% or more of the combined voting power of the acquiring company's or resulting company's then outstanding securities as described in subclause (i) above and a majority of the board of directors of the acquiring company or resulting company consists of individuals other than individuals who either were directors of Black Box at least one year prior to or were nominated by those individuals who were directors of Black Box at least one year prior to such sale, merger, consolidation or reorganization.

(d)	"Date of Termination" shall mean:

(i)	if the Executive's employment is terminated for Disability, the date that a Notice of Termination is given to the Executive;

(ii)	if the Executive's employment terminates due to the Executive's death or Retirement, the date of death or Retirement, respectively;

(iii)
if the Executive decides to terminate employment upon Good Reason for Termination, the date specified by the Executive in a Notice of Termination, which date must be within sixty (60) days after the expiration of the Notice Period (as defined in Section 3(c) below); or

(iv)
if the Executive's employment is terminated for any other reason, the date on which a termination becomes effective pursuant to a Notice of Termination or, if no Notice of Termination is provided, the date that the Executive's employment was terminated.

(e)
"Disability" shall mean such incapacity due to physical or mental illness or injury as causes the Executive to be unable to perform the Executive's duties with Black Box during 90 consecutive days or 120 days during any six month period.

(f)
"Good Reason for Termination" shall mean a material negative change in the Executive's service relationship with Black Box and any Affiliate (as defined in this Section 1(f) below) of Black Box, taken as a whole, without Executive's consent, on account of one or more of the following conditions:

(i)	A material diminution in Executive's base compensation;

(ii)	A material diminution in Executive's authority, duties or responsibilities; or

(iii)	A change in the geographic location at which Executive must report to and perform the majority of Executive's services of more than fifty (50) miles.

(g)
"LTIP Plan" shall mean an incentive compensation plan of Black Box which would pay bonuses to the Executive based upon the achievement of specified goals during or at the end of an award period of more than one year (such as a three year incentive compensation plan).

(h)
"Notice of Termination" shall mean a written statement which sets forth the specific reason for termination and, if such is claimed to be Cause for Termination or Good Reason for Termination, in reasonable detail the facts and circumstances thereof.

(i)	"Options" shall mean any stock options issued pursuant to any present or future stock option plan of Black Box.

(j)	"Retirement" shall mean a termination of the Executive's employment after age 65 or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by the Executive.

(k)
"Stock Awards" shall mean any stock-based awards, other than Options, including any stock appreciation rights, restricted stock awards, or performance stock awards, issued pursuant to any present or future stock plan of Black Box.

2.
Termination by Black Box Due to Cause for Termination. Should the Board of Directors of Black Box determine that Cause for Termination exists, the Board of Directors of Black Box by resolution duly adopted may at that time or during a period of two months thereafter terminate the Executive's employment due to Cause for Termination by delivering a Notice of Termination. If the Board of Directors of Black Box fails to duly adopt within such two month period a resolution terminating the Executive's employment, then Black Box shall be deemed to have waived its right to terminate the Executive due to those circumstances which constituted the Cause for Termination previously found to exist by the Board.

3.	Payments Following Termination of Employment After Change-in-Control.

(a)	If during the term of this Agreement the Executive's employment with Black Box shall be terminated:

(i)	due to the Executive's death or Disability,

(ii)	by the Executive at any time prior to a Change-in-Control,

(iii)	by the Executive following a Change-in-Control other than the Executive's having terminated for Good Reason for Termination,

(iv)	by Black Box at any time prior to a Change-in-Control, or

(v)	by Black Box following a Change-in-Control in accordance with Section 2 hereof or in accordance with Retirement, then Black Box shall have no obligations hereunder to the Executive from and after the Date of Termination and the only obligations of Black Box to the Executive shall be in accordance with any other employment agreement applicable to the Executive and the then various policies, practices and benefit plans of Black Box.

(b)
If during the term of this Agreement a Change-in-Control shall have occurred and the Executive's employment shall have been involuntarily terminated on or before the second anniversary of the date of the Change-in-Control other than under the circumstances above described in subsection 3(a) (for example, a termination by the Executive for Good Reason for Termination within the foregoing period following a Change-in-Control shall entitle the Executive to the payments set forth in this subsection), then Black Box shall pay the Executive on or before the sixtieth (60th) day following the Date of Termination the following sums:

(i)	in cash any unpaid portion of the Executive's full base salary for the period from the last period for which the Executive was paid to the Date of Termination; and

(ii)	an amount in cash as liquidated damages for lost future remuneration equal to the sum of

(A)	the product obtained by multiplying:

(1)	the lesser of

(i)	two (2.0), or

(ii)
a number equal to the number of calendar months remaining from the Date of Termination to the date on which the Executive is 65 years of age (or, if earlier, the age agreed to by the Executive pursuant to any prior arrangement) divided by twelve, times

(2)	the sum of

(i)	the greater of

(x)	the Executive's annual base salary for the year in effect on the Date of Termination,

(y)
in the case of termination by the Executive for Good Reason for Termination, the Executive's annual base salary in effect on the date immediately preceding the date of the earliest event which gave rise to the termination by the Executive for Good Reason for Termination,

or

(z)	the Executive's annual base salary for the year in effect on the date of the Change-in-Control, plus

(ii)	the greater of

(x)
one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus during the three calendar years immediately preceding the Date of Termination,

(y)
in the case of termination by the Executive for Good Reason for Termination, one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus during the three calendar years immediately preceding the date of the earliest event which gave rise to the termination by the Executive for Good Reason for Termination,

or

(z)	one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus for the three calendar years immediately preceding the date of the Change-in-Control, plus

(B)
if the Executive immediately preceding the date of the Change-in-Control is a participant in an LTIP Plan and the award period has not been completed prior to the date of the Change-in-Control, an amount equal to

(1)
the total cash award or bonus which would have been received by the Executive under such LTIP Plan assuming that, in addition to any goals met on or before the date of the Change-in-Control, all goals that were to be measured after the date of the Change-in-Control were achieved and the Executive remained in the employ of Black Box at all relevant times under the LTIP Plan, less

(2)	any portion of the cash award or bonus for that award period previously paid to the Executive pursuant to such LTIP Plan.

(c)
In order for the Executive to terminate for Good Reason for Termination under this Agreement, (i) the Executive must deliver a Notice of Termination to Black Box at 1000 Park Drive, Lawrence, PA 15055, Attn: General Counsel, and within ninety (90) days of the event constituting Good Reason for Termination, (ii) the event must remain uncorrected during the Notice Period and (iii) the Date of Termination must occur within sixty (60) days after the expiration of the Notice Period, "Notice Period" means the thirty (30) days following the date that Executive notifies Black Box in writing of Executive's intent to terminate employment for Good Reason for Termination.

(d)	All payments under this Agreement are subject to all applicable withholdings.

4.	Nondisclosure of Information.

(a)
Executive acknowledges that Black Box has invested and will continue to invest considerable resources in the research, development and advancement of Black Box's business, which investment has or may result in the generation of proprietary, confidential and/or trade secret data, information, techniques and materials, tangible and intangible, which properly belong to Black Box or in which Black Box has an interest. Executive acknowledges and agrees that it would be unlawful for Executive to appropriate, to attempt to appropriate, or to disclose to anyone or use for a third party's benefit such data, information, techniques or materials, subject to the following:

(i)
Executive acknowledges that the following constitute protectable confidential, trade secret or otherwise proprietary information of Black Box or of a third party: all computer software and firmware and computer aided mechanisms related to the foregoing, files, programs, data or information received by Black Box from a customer or prospective customer of Black Box if such is confidential or proprietary to the customer, data base management systems or other instrumentations, any proposals for development, any reports on findings of tests, investigative studies, consultations or the like, pricing policies, budgets, customer lists, strategic plans (whether or not communicated in writing), marketing and sales information, all written documents not generally in the public domain, any and all copies or imitations of the foregoing, and all other confidential, trade secret or proprietary information, whether or not copyrighted or patented and whether created solely by Executive, jointly with others, or solely by others.

(ii)
For purposes of this Section 4, all confidential, proprietary, or trade secret information enumerated or mentioned in Section 4(a)(i) is hereinafter referred to as "Information". Any restrictions on disclosure and use of the Information will apply to all copies of the Information, whether in whole or in part.

(iii)	During the term of this Agreement and at all times after termination of this Agreement, unless authorized in writing by Black Box, the Executive will not:

(1)	use for the Executive's benefit or advantage the Information, or

(2)	use the Information for the benefit or advantage of any third party, or

(3)	disclose or cause to be disclosed the Information or authorize or permit such disclosure of the Information to any unauthorized third party, or

(4)	use the Information in any manner which is intended to injure or cause loss, whether directly or indirectly, to Black Box.

(iv)	The Executive will not be liable for the disclosure of Information which:

(1)	is in the public domain generally and as such becomes known to Executive through no wrongful act or breach of this Agreement; or

(2)
is received rightfully by Executive from a third party having a lawful right to possess and to release the Information, provided the Executive agrees to promptly notify Black Box if the Executive suspects that the information possessed by the third party is within the meaning of Information under this Agreement.

(v)
In any judicial proceeding, it will be presumed that the Information constitutes protectable trade secrets, and the Executive will bear the burden of proving that any Information is publicly or rightfully known by the Executive.

(vi)
The Executive will surrender to Black Box at any time upon request, and upon termination of the Executive's employment with Black Box for any reason, all written or otherwise tangible documentation representing or embodying the Information, in whatever form, whether or not copyrighted, patented, or protected as a mask work, and any copies or imitations of the Information, whether or not made by the Executive.

(vii)
The Executive agrees to be available upon request for consultation after termination of employment to provide information and details with respect to any work or activity performed or materials created by the Executive alone or with others during the Executive's employment by Black Box. The Executive will be reimbursed for these services.

(b)
Any and all creations, developments, discoveries, inventions, works of authorship, enhancements, modifications and improvements, including without limitation computer programs, data bases, data files and the like, (hereinafter collectively referred to as "Development" or "Developments"), whether or not the Developments are copyrightable, patentable, protectable as mask works or otherwise protectable (such as by contract or implied duty), and whether published or unpublished, conceived, invented, developed, created or produced by the Executive alone or with others during the term of the Executive's employment, whether or not during working hours and whether on Black Box's premises or elsewhere, will be the sole and exclusive property of Black Box if the Development is:

(i)	connected with Black Box in any way, or

(ii)	within the scope of the Executive's duties assigned or implied in accordance with the Executive's position, or

(iii)	a product, service, or other item which would be in competition with the products or services offered by Black Box or which is related to Black

Box's products or services, whether presently existing, under development, or under active consideration, or

(iv)
in whole or in part, the result of the Executive's use of Black Box's resources, including without limitation personnel, computers, data bases, communications facilities, word processing systems, programs, office facilities or otherwise.

During the term of the Executive's employment with Black Box and, if Black Box should then so request, after termination of such employment, the Executive agrees to assign and does hereby assign to Black Box all rights in the Developments created by the Executive alone or with others during the term of the Executive's employment, and all rights in any trademarks, copyrights, patents, trade secrets and analogous intellectual property rights and any applications for registration for same, of the United States and such foreign countries as Black Box may designate which are related to the Developments, including without limitation all accompanying goodwill and the right to sue for infringement or misappropriation and to receive all proceeds related to any judgment or settlement of same. The Executive agrees to execute and deliver to Black Box any instruments Black Box deems necessary to vest in Black Box sole title to and all exclusive rights in the Developments created by the Executive alone or with others during the term of the Executive's employment, and in all related trademarks, copyrights, mask work protection rights, and/or patent rights so created during the term of employment. The Executive agrees to execute and deliver to Black Box all proper papers for use in applying for, obtaining, maintaining, amending and enforcing all such trademarks, copyrights, patents or such other legal protections as Black Box may desire. The Executive further agrees to assist fully Black Box or its nominees in the preparation and prosecution of any trademark, copyright, mask work protection, patent, or trade secret arbitration or litigation. The Executive shall be reimbursed on a reasonable hourly basis consistent with the compensation provided for herein for the Executive's services rendered following termination of employment.

(c)	The Executive's obligations and covenants in this Section 4 will be binding upon the Executive's heirs, legal representatives, successors and assigns.

(d)
Black Box and the Executive agree that the rights conveyed by this Agreement are of a unique and special nature. The Executive and Black Box agree that any violation of this Section 4 will result in immediate and irreparable harm to Black Box and that in the event of any actual or threatened breach or violation of any of the provisions of this Section 4, Black Box will be entitled as a matter of right to an injunction or a decree of specific performance without bond from any equity court of competent jurisdiction. The Executive waives the right to assert the defense that such breach or violation can be compensated adequately in damages in an action at law. Nothing in this Agreement will be construed as prohibiting

Black Box from pursuing any other remedies at law or in equity available to it for such breach or violation or threatened violation.

5.
Medical Insurance or Similar Benefit Plans. If the Executive's employment should terminate under such circumstance as entitles the Executive to receive payments pursuant to Section 3(b) hereof, then, to the extent permitted by applicable law and the medical insurance and benefits policies to which Executive is entitled to participate, Employer shall maintain Executive's paid coverage for health insurance (through the payment of Executive's COBRA (as defined below) premiums) until the earlier to occur of: (a) Executive attaining the age of 65, (b) the date Executive is provided by another employer benefits substantially comparable to the benefits provided by the above-referenced medical plan (which Executive must provide prompt notice with respect thereto to the Employer) or (c) the expiration of the COBRA Continuation Period (as defined below). During the applicable period of coverage described in the foregoing sentence, Executive shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Executive not been terminated and Employer will have no obligation to pay any benefits to, or premiums on behalf of Executive after such period ends. To the extent that such benefits are available under the above-referenced medical plan and Executive had such coverage immediately prior to termination of employment, such continuation of benefits for Executive shall also cover Executive's dependents for so long as Executive is receiving benefits under this section. The COBRA Continuation Period for medical insurance under this section shall be deemed to run concurrently with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the medical plan. For purposes of this Agreement, (a) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (b) "COBRA Continuation Period" shall mean the continuation period for medical insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and generally shall continue for an 18 month period.

6.
Other Employment. In the event of a termination of employment under the circumstances above described in Section 3(b) hereof, the Executive shall have no duty to seek any other employment after termination of the Executive's employment with Black Box and Black Box hereby waives and agrees not to raise or use any defense based on the position that the Executive had a duty to mitigate or reduce the amounts due the Executive hereunder by seeking other employment whether suitable or unsuitable and should the Executive obtain other employment, then the only effect of such on the obligations of Black Box hereunder shall be that Black Box shall be entitled to credit against any payments which would otherwise be made pursuant to Sections 5(a) or 5(b) hereof, any comparable payments to which the Executive is entitled under the employee benefit plans maintained by the Executive's other employer or employers in connection with services to such employer or employers after termination of the Executive's employment with Black Box.

7.
Stock Awards and Options. If the Executive's employment should terminate under the circumstances described in Section 3(a) hereof, the Executive's rights, if any, with respect to any outstanding Stock Awards and/or Options shall be governed by the plans and any related agreements pursuant to which such Stock Awards and/or Options were granted. If the Executive's employment should terminate under such circumstances as entitle the Executive to receive payments pursuant to Section 3(b) hereof, then, with respect to each outstanding Option or Stock Award which did not immediately vest and/or become exercisable upon the occurrence of a Change-in-Control, such Stock Award or Option shall remain outstanding in accordance with its terms provided that in any event it shall automatically vest upon termination of employment and/or become and remain exercisable at any time after termination of employment until the stated expiration date contained in the grant for such Stock Award or Option, provided that the expiration date of any such Option or Stock Award may not exceed ten years from the date of grant.

8.	Restrictive Covenants.

(a)	Non-Compete.

(i)
During the period of Executive’s employment by Black Box and for six (6) months after the termination of Executive’s employment from Black Box, except for Job Elimination but including a Cause for Termination, Executive will not, for himself, as an agent, consultant, employee or otherwise, or on behalf of any person, association, partnership, corporation or other entity, directly or indirectly, own, manage, operate, control, invest in, be employed or retained by, participate in or with or be connected in any manner with any Competitive Business in a Restricted Territory and perform a Restricted Activity, as hereinafter defined.

(ii)
A "Competitive Business" means any person, business, entity or venture engaged in designing, selling, implementing, installing and/or maintaining, in whole or in part, communication systems including, but not limited to, the sale of products used in connection with such communication systems and/or services related thereto.

(iii)	"Job Elimination" means a determination by Black Box that Executive’s specific position is no longer required and that Executive employment is not a Cause for Termination.

(iv)
"Restricted Territory" means any geographic area in which Black Box does business and in which Executive had responsibility for, or Information about, such business within the twenty-four (24) months prior to Executive’s termination of employment from Black Box.

(v)	"Restricted Activity" means any activity or type of activity for which Executive had actual, assigned or supervisory responsibility for Black Box within the twenty-four (24) months prior to Executive’s termination of employment from Black Box or about which Executive had Information.

(b)	Non-solicitation of Black Box Customers or Suppliers.

(i)
During the period of my employment by Black Box and for two (2) years after the termination of Executive’s employment from Black Box, for any reason, Executive will not, for himself, as an agent, consultant, individual or otherwise, or on behalf of any person, association, partnership, corporation or other entity, directly or indirectly, for a Competitive Business solicit or attempt to obtain business from, accept business from, or do business with or service, or indirectly aid or assist anyone else in the solicitation of business or acceptance of business from any Black Box Customer and/or Supplier (as defined below) for the purpose of doing any kind of business that Black Box does.

(ii)
For purposes of this Agreement, a "Black Box Customer and/or Supplier" means any person or entity that (A) is a current customer of or supplier to Black Box or was a customer of or supplier to Black Box within one (1) year prior to the termination of my employment with Black Box and (B) Executive had contact with, had responsibility for or gained knowledge of within the twenty-four (24) months prior to Executive’s termination of employment from Black Box.

(c)	Non-solicitation of Black Box’s Employees.

(i)
During the period of Executive’s employment by Black Box and for two (2) years after the termination of Executive’s employment from Black Box, for any reason, Executive will not, without the advance written consent of Black Box, directly or indirectly, induce or attempt to induce any Black Box Employee to terminate employment; nor will Executive hire or participate in the hiring or interviewing of any Black Box Employee for or on behalf of a Competitive Business; nor will Executive provide names or other information about Black Box's Employees for the purpose of assisting a Competitive Business to hire any such Black Box Employee; nor will Executive provide information to a Black Box Employee about any other Competitive Business for the purpose of assisting that Black Box Employee in finding and/or securing employment with such entity.

(ii)
For purposes of this Agreement, a Black Box Employee means any person who is a current Black Box employee at the time of Executive’s termination of employment from Black Box or was employed by Black Box within one (1) year prior to Executive’s termination of employment from Black Box.

9.
Terms. This Agreement shall be for an initial term of five years commencing on the date hereof. This Agreement shall automatically renew for an additional term of one year commencing on the fifth anniversary of the date hereof and for succeeding additional terms each of one year on each succeeding anniversary thereof until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change-in-Control shall occur during the initial or renewed term of this Agreement, then this Agreement shall remain in effect until the second anniversary of the date of the Change-in-Control.

10.	Miscellaneous.

(a)	This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania.

(b)
This Agreement replaces only the previous oral agreements, but is in addition to all previous written agreements, relevant to the topics covered herein, if any, between Black Box and Executive. If a previous written agreement exists, this Agreement will control in the event of any conflict with the provisions of this Agreement.

(c)
Black Box will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Black Box, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner required of Black Box and to perform it as if no such succession had taken place. Failure of Black Box to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate employment due to Good Reason for Termination. As used in this Agreement, "Corporation" shall mean Black Box as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d)
This Agreement shall inure to the benefit of and be enforceable by the Executive and Black Box and their respective legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

(e)
Any notice or other communication provided for in this Agreement shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given if mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive to the Executive's office at Black Box with a copy to the Executive's residence and in the case of Black Box to its principal executive offices, attention of the Chief Executive Officer.

(f)
No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and approved by resolution of the Board of Directors of Black Box. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Nothing contained herein shall impair the right of Black Box to terminate the Executive's employment, subject to making any payments required to be made hereunder.

(g)
The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)
If litigation should be brought to enforce interpret or challenge any provision contained herein, the prevailing party in such litigation, if any, shall be entitled to its reasonable attorney's fees and disbursements and other costs incurred in such litigation and to interest on any money judgment obtained calculated at the prime rate of interest in effect from time to time at Citizen's Bank, N.A. (or its successor), from the date that the payment should have been made under this Agreement.

(j)	Excise Taxes.

(i)
For purposes of this subsection 10(j), (1) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (2) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this subsection 10(j)); (3) Net After Tax Receipts shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Section 1 of the Code applicable to the Executive's taxable income for such year;

(4) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (5) "Reduced Amount" shall mean the greatest aggregate amount of Payments, if any, which (x) is less than the sum of all Payments and (y) results in aggregate Net After Tax Receipts which are greater than the Net After Tax Receipts which would result if the aggregate Payments were made.

(ii)
Anything in this Agreement to the contrary notwithstanding, in the event PriceWaterhouseCoopers L.L.P. (or if PriceWaterhouseCoopers L.L.P. is the audit firm for Black Box at the time, another accounting firm of nationally recognized standing selected by Executive) (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess. All determinations made by the Accounting Firm under this Section shall be binding upon Black Box and the Executive and shall be made within 60 days of the occurrence of an event which requires Black Box to make payments to the Executive under this Agreement. No later than two business days following the making of this determination by the Accounting Firm, Black Box shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement. Black Box or its successor shall pay for the work done by the Accounting Firm. In the event that the Accounting Firm is unable or unwilling to make the determinations to be made under this subsection 10(j) or for any reason such determinations are not made within 60 days of the occurrence of the event which requires Black Box to make payments to the Executive under this Agreement, Black Box shall make all Payments as are then due to the Executive without reduction no later than two business days following the 60th day after the occurrence of the event which required Black Box to make payments to the Executive under this Agreement.

(iii)
While it is the intention of Black Box and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by

Black Box to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayments") or that additional amounts which will not have been paid or distributed by Black Box to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against Black Box or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by Black Box to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to Black Box together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to Black Box if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Finn, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Black Box to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(k)
The payments to be made under this Agreement are intended to be excepted from coverage under Section 409A ("Section 409A") of the Code and the regulations promulgated thereunder and shall be construed accordingly. If Black Box determines in good faith that any amounts to be paid to Executive under this Agreement are subject to Section 409A, Black Box shall adjust or cause its Affiliate to adjust the form and/or the timing of such payments as determined to be necessary or advisable to be in compliance with Section 409A. If any payment must be delayed to comply with Section 409A, such payment will be paid at the earliest practicable date permitted by Section 409A. Notwithstanding any provision to the contrary, to the extent that any amounts payable hereunder are subject to the requirements of Section 409A and are payable on account of termination of employment, the payment of said amounts will be delayed for a period of six (6) months after the termination date (or, if earlier, the death of the Participant) for any Participant that is a "specified employee" (as defined in Section 409A). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that Black Box and any Affiliate of Black Box shall not be liable for, and nothing provided or contained in this

Agreement will be construed to obligate or cause Black Box or any Affiliate of Black Box to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

IN WITNESS WHEREOF, this Agreement has been executed on the date(s) set forth below to be effective as of the date first above written.

WITNESS:	BLACK BOX CORPORATION

/s/ David M. Pasternak        By    /s/ E.C. Sykes
Name: E.C. Sykes
Title: President & CEO

Date: November 17, 2016

WITNESS:

/s/ David M. Pasternak            /s/ Anthony J. Massetti
Anthony J. Massetti

Date: November 17, 2016